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Exhibit 10.1

Description of Automobile Plan

The Company maintains an Automobile Plan for its executive officers. Under the terms of the Plan, an executive officer may be given the use of a Company automobile for their use during business hours. The executive officer is permitted to take the automobile home at night and on weekends. The amount of compensation to the executive officer as a result of the personal use of the automobile is taxable income to the officer. Alternatively, an executive officer may choose to receive an automobile allowance, which is taxable income to the officer.